Exhibit 10.15

TRUMP MEDIA & TECHNOLOGY GROUP CORP.

1389 Peachtree Street NE

Atlanta, Georgia 30309

This employment agreement (“Agreement”), is made and entered into this 17 day of December, 2021 by and between TRUMP MEDIA & TECHNOLOGY GROUP CORP. and its successors and assigns (collectively, the “Company”), on the one hand, and ANDREW NORTHWALL (“Employee”), on the other hand, in connection with Employee’s engagement to render services, and grant certain rights, to Company on the terms and conditions set forth herein.

This Agreement will only become valid and binding upon both parties’ mutual acceptance and execution below. Unless otherwise specified, Company and Employee shall collectively be referred to as the “Parties.”

1. START DATE/TERM. The Employee’s employment under this Agreement shall commence on December 20, 2021, which for purposes of this Agreement, will be hereinafter referred to as the “Effective Date.” Unless earlier terminated under the terms of this Agreement, this Agreement and the status and obligations of Employee thereunder as an employee of the Company shall be effective for a period ending TWO (2) years after the Effective Date (the “Initial Term”) and, after the expiration of the Initial Term, this Agreement shall automatically renew for successive one (1) year terms (each a “Renewal Term” and, collectively with all Renewal Terms and the Initial Term, the “Term” or “the term of this Agreement” or “the term hereof”)) unless, either Party gives thirty (30) days’ advance written notice of its intention not to renew this Agreement at the conclusion of the Initial Term or the then-current Renewal Term, as applicable.

2. SERVICES. During the Term, Employee shall serve the Company as its CHIEF OPERATING OFFICER and shall perform and have the responsibilities, duties, status and authority customary for a position in an organization of the nature of the Company, subject to the directives of the Company’s Board of Directors (the “Board”) and the policies of the Company as in effect from time to time. For so long as the Employee is employed with the Company, the Employee shall both (i) devote the Employee’s full business time, energy and skill to the performance of the Employee’s duties for the Company and (ii) hold no other employment. In addition, it is hereby understood and agreed by the Parties that

(a) it is the Parties’ intention that Employee’s services may be rendered to one or more other companies to which Company elects to assign the rights and benefits of this Agreement;

(b) Employee shall generally report to Company’s Board, and otherwise shall directly report to that certain other Company executive as Company’s Board may, from time to time, designate in its sole discretion; and

(c) the Employee’s service on the boards of directors (or similar body) of other business or charitable entities is subject to the prior approval of the Board. The Company shall have the right to require the Employee to resign from any board or similar body on which the Employee may then serve if the Board determines that such activity (i) interferes with the effective discharge of the Employee’s duties and responsibilities to the Company or that any business related to such service is then in competition with any business of the Company or any of its affiliates, successors or assigns or (ii) could adversely affect the reputation of the Company or any of its affiliates, successors or assigns.

3. BASE SALARY AND BONUS.

(a) Employee’s base salary (the “Base Salary”), less applicable withholdings and deductions, shall be paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments. Commencing on the Effective Date, Employee’s Base Salary shall be paid at an annualized rate of $365,000. Thereafter, Employee’s Base Salary shall be reviewed by the Company on an annual basis.

(b) During the Term, in addition to the Base Salary, Employee may be eligible to participate in an annual bonus plan, if any, that the Board or the Company may establish from time to time for executives of the Company (hereinafter, referred to as the “Annual Bonus”). Any such Annual Bonus will be paid, if at all, no later than two and one-half (2 1⁄2) months following the end of the year to which the Annual Bonus relates, provided Employee remains in active employment in good standing with the Company on the date of payment. The amount, if any, of such Annual Bonus will be determined by the Board in its sole and complete discretion.

4. EQUITY COMPENSATION.

(a) Subject to the approval of the Board of the Company (or its successor company), and to the terms and conditions of the then applicable Company’s Equity Incentive Plan (the “Plan”), as soon as is practicable following the Effective Date, the Employee shall be granted 50,000 restricted stock units under the Plan with respect to shares of the common stock of the Company (the “RSUs”). Provided that, during the Initial Term, (i) Company’s shares become traded on a public exchange, or (ii) Company’s rights and obligations under this Agreement are assigned to, or otherwise assumed by, a publicly traded company, such RSUs will vest as follows, after the occurrence of such event:

(A)

25,000 RSUs will be vested in full (1) as of the date following the last day of any applicable lockup period with respect to the shares of the Company which commences prior to the end of the Initial Term, or, if no lockup period is applicable with respect to the Company’s shares becoming traded on a public exchange or being assigned or assumed by a publicly traded company, (2) as of the later of the date following ninety (90) DAYS after the Effective Date or the effective date of the Company’s registration with the Securities and Exchange Commission on Form S-8 of the common stock of the Company with respect to the Plan; in each case subject to Employee’s continued employment in good standing until such respective vesting date.

(A)

Remaining 25,000 of the RSUs will vest in full (1) as of the date following the last day of any applicable lockup period with respect to the shares of the Company which commences prior to the end of the Initial Term, or, if no lockup period is applicable with respect to the Company’s shares becoming traded on a public exchange or being assigned or assumed by a publicly traded company, (2) as of the later of the date following second anniversary of the Effective Date or the effective date of the Company’s registration with the Securities and Exchange Commission on Form S-8 of the common stock of the Company with respect to the Plan; in each case subject to Employee’s continued employment in good standing until such respective vesting date. The Employee will be required to execute a Restricted Stock Unit Grant Agreement in such form as provided by Company as a prerequisite to receiving Employee’s RSUs.

(b) The Parties understand and agree that Employee’s award of RSUs as described herein is subject to the terms and conditions of this Agreement, the Plan, and any applicable grant agreement. It is further understood and agreed that Company cannot, and does not, make any guaranty or assurance that it will become, or assign the rights to this Agreement to, a publicly traded company. All RSUs shall be subject to Company’s insider lockup period(s) applicable to each grant, which may limit Employee’s ability to sell any Company shares until after a set period after Company closes a transaction to go public.

(c) Should the Company not become, or otherwise assign the rights to this Agreement to, a publicly traded company during the Initial Term, the parties agree to negotiate reasonably and in good faith an alternative structure (“Alternative Compensation Agreement”), which shall be memorialized, if at all, in an amendment to this Agreement.

(d) Company may deliver by email all documents relating to the Plan, the RSU grant agreement, Employee’s shares and/or RSUs with respect to shares (including, without limitation, prospectuses and other documents required by the Securities and Exchange Commission and/or other applicable regulatory agencies), and/or all other documents that Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). Employee also agrees that Company may deliver these documents by posting them on a web site maintained by Company or by a third party under contract with Company. If Company posts these documents on a web site, it will notify Employee by email.

5. BENEFITS.

(a) During the Term, Employee’s annual rate of paid vacation accrual shall be not less than two (2) weeks, in accordance with Company’s corporate policies in effect from time to time. Any accrued but unused paid time off shall be paid to Employee upon, and no later than thirty (30) days following, termination of Employee’s employment. Employee shall also be eligible for all other holiday and leave pay generally available to other employees of the Company.

(b) Employee will be eligible to participate in Company’s group health and welfare plans and other benefit programs as they are established and become effective, subject to the terms and condition of such plan and programs. Until such time as Company (or its successor) establishes a group health plan, during the Initial Term, if applicable, Company will reimburse Employee for his (and his or her covered dependents’) COBRA premium payments paid by Employee for any month Employee renders and fully-completes Employee’s required services hereunder during the Initial Term. Notwithstanding the foregoing, if the Company’s making COBRA reimbursement payments under this Section 5(b) would violate rules applicable under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA, the Parties agree to reform this Section 5(b) in a manner as is necessary to comply with the ACA.

(c) The Company will reimburse Employee for all reasonable business expenses that Employee incurs in the performance of Employee’s duties and responsibilities, in accordance with the Company’s business expense reimbursement policies as in effect from time to time.

6. TERMINATION OF EMPLOYMENT.

(a) It is understood and agreed to by the parties that the first thirty days of employment shall constitute a probationary period during which period the Employer may, in its absolute discretion, terminate the Employee’s employment, for any reason without notice or cause and without any legal, contractual or equitable liability whatsoever. Thereafter, the Employee’s employment by the Company, and the Term hereof, may be terminated at any time (i) by the Company with or without Cause (as defined in Section 6(f)), (ii) by the Company in the event that the Employee has incurred a Disability (as defined in Section 6(f)), (iii) by the Employee with Good Reason (as defined in Section 6(f)), (iv) by the Employee without Good Reason, or (v) due to the Employee’s death. The termination of the Employee’s employment with the Company for any reason shall constitute the Employee’s resignation from (A) any director, officer or employee position the Employee has with the Company or any of its affiliates and (B) all fiduciary positions (including as a trustee) the Employee holds with respect to any employee benefit plans or trusts established by the Company or any of its affiliates. The Employee agrees that this Agreement shall serve as written notice of resignation in this circumstance.

(b) Any termination of the Employee’s employment under this Agreement (other than because of the Employee’s death or during the probationary period) shall be communicated by written notice of termination from the terminating party to the other party, which termination shall be effective (i) no less than thirty (30) days following delivery of such notice in the event of a termination by the Employee for Good Reason (subject to the definition of “Good Reason” set forth in Section 6(f)) or by the Company without Cause or due to Disability (provided that the Company shall be entitled to pay the Employee Base Salary in lieu of such notice) or (ii) immediately in the event of a termination by the Company with Cause or resignation by the Employee without Good Reason. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination and shall state the specific reason(s) why the termination is being initiated.

(c) If Employee’s employment is terminated during the Term, but after the probationary period, by the Company for Cause or due to Disability, or by the Employee without Good Reason, or due to Employee’s death (the date of such termination being referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Employee (or to the Employee’s estate in the case of death), and the Employee (or his or her estate, as applicable) shall have no further right to receive or obtain from the Company, any payments or benefits other than payment, within 30 days after the Severance Date, of (i) any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; and (ii) any reimbursement due to the Employee for business expenses incurred by the Employee on or before the Severance Date, in accordance with the terms of the Company’s expense reimbursement policy as in effect at the time (the “Accrued Obligations”).

(d) If Employee’s employment is terminated during the Term, but after the probationary period, by the Company without Cause or by the Employee with Good Reason, the Company shall pay the Employee, in addition to the Accrued Obligations, an amount equal to TWO (2) MONTHS of Base Salary at the rate in effect on the Severance Date (the “Severance Benefit”). The Company will pay the Severance Benefit, subject to Section 6(e) of this Agreement, to the Employee in a single lump sum payment with the first regular payroll paid after the 60th day following Employee’s Severance Date. Notwithstanding the foregoing, if Employee breaches Employee’s obligations under this Agreement or any other Company document entered into between the Company and the Employee, the Employee shall no longer be entitled to receive, and the Company shall no longer be obligated to pay, any unpaid portion of the Severance Benefit as of the date of such breach. During the pendency of any dispute with respect to payment of the Severance Benefit, the Company will be entitled to withhold any payments pursuant to this Section 6.

(e) As a condition precedent to any Company obligation to the Employee pursuant to Section 6(d), the Employee shall, within sixty (60) days following his last day of employment with the Company (the full 60-day period being the “Release Period”), execute, and not revoke within the applicable revocation period which ends prior to the end of the Release Period, and provide the Company with, a valid, executed general release substantially in the form presented by the Company at the time of his or her termination.

(f) Certain defined terms:

(i) “Cause” means: (A) gross misconduct by the Employee which results in loss, damage or injury to the Company or any of its affiliates, its goodwill, business or reputation; (B) the commission or attempted commission of an act of embezzlement, fraud or breach of fiduciary duty which results in loss, damage or injury to the Company or any of its affiliates, its goodwill, business or reputation; (C) the unauthorized disclosure or misappropriation of any trade secret or confidential information of the Company, any of its affiliate or any third party who has a business relationship with the Company; (D) the Employee’s conviction of or plea of nolo contendere to, a felony under any state or federal law which materially interferes with such Employee’s ability to perform his or her services for the Company or any of its affiliates or which results in loss, damage or injury to the Company or any of its affiliates, its goodwill, business or reputation; (E) the violation (or potential violation) by the Employee, in any material respect, of a non-competition, non-solicitation, non-disclosure or assignment of inventions covenant between the Employee and the Company or any of its affiliates; (F) the Employee’s failure to perform the Employee’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice is given to the Employee by the Company; or (G) the use of controlled substances, illicit drugs, alcohol or other substances or behavior which interferes with the Employee’s ability to perform his or her services for the Company or any of its affiliates or which otherwise results in loss, damage or injury to the Company or any of its affiliates, its goodwill, business or reputation. Any determination of whether Cause exists shall be made by the Board in its sole discretion.

(ii) “Disability” means a physical or mental impairment which, as reasonably determined by the Company in good faith, renders the Employee unable to perform the essential functions of his or her employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than one hundred and eighty (180) days in any three hundred and sixty-five (365) day period, unless a longer period is required by federal or state law, in which case that longer period would apply.

(iii) “Good Reason” means, without Employee’s written consent, (A) any material diminution in Employee’s position, authority, duties or responsibilities with the Company as set forth herein, (B) the assignment to Employee of duties materially inconsistent with Employee’s position, authority, duties or responsibilities with the Company as set forth herein; or (C) any reduction in your Base Salary, other than a less than 10% reduction applicable to other executives of the Company. Employee may not terminate employment for Good Reason unless Employee provides written notice of the event or events alleged to constitute Good Reason within thirty (30) days after the initial occurrence thereof and the Company shall have thirty (30) days to cure the condition or conditions giving rise to Employee’s claim of Good Reason, in which case Employee then must terminate employment within thirty (30) days after the expiration of the period for the Company to cure such event or events.

7. POST-EMPLOYMENT ACTIVITIES. Commencing on the day following the Severance Date, Employee (i) shall remove any reference to the Company as Employee’s current employer from any social media or other web- or cloud-based source Employee either directly or indirectly controls, including, but not limited to, LinkedIn, Facebook and Google+, and (ii) will not represent that Employee is currently employed by the Company to any person or entity, including, but not limited to, on any social media or other web- or cloud-based source Employee either directly or indirectly controls.

8. CHOICE OF LAW, FORUM, CONDITIONS PRECEDENT, BINDING ARBITRATION, SEVERABILITY. This Agreement shall be deemed to have been executed and delivered within the State of Georgia. The rights and obligations of the Parties shall be construed and enforced in accordance with, and governed by, the laws of the State of Georgia, without regard to its conflicts of laws. If any of the provisions hereof are found to be unenforceable, the remainder shall be enforced as fully as possible and the unenforceable provision(s) shall be deemed modified to the limited extent required to permit enforcement of the Agreement.

Any dispute, claim or controversy arising out of or relating to this Agreement, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by confidential binding arbitration in Atlanta, Georgia, before one mutually selected arbitrator. The arbitrator must be a retired judge from the United States federal judiciary. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules. Notwithstanding the arbitrator’s ability to deviate from any of the Expedited Procedures, the Parties specifically agree that each side will be limited to one fact-witness deposition and one expert witness deposition. E-discovery and document production is limited in strict adherence to the Expedited Procedures except that, upon election by Employer and in Employer’s sole discretion, each Party shall be permitted to serve on the other Party no more than ten interrogatories and ten requests for admissions which are narrowly tailored to dispositive issues. Judgment on the Award may be entered in the state or federal courts located in Fulton County, Georgia. The Arbitrator shall designate prevailing and non-prevailing party(s) to the arbitration and order the non-prevailing party(s) to pay all of the costs and attorney’s fees incurred by the prevailing party(s) in connection with the Arbitration.

Prior to submitting any claims to JAMS for resolution, the parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and response shall include with reasonable particularity (a) a statement of each party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within 30 days after delivery of the notice, the executives of both parties shall meet at a mutually acceptable time and place. Unless otherwise agreed in writing by the negotiating parties, the above-described negotiation shall end at the close of the first meeting of executives described above (“First Meeting”). Such closure shall not preclude continuing or later negotiations, if desired. All offers, promises, conduct and statements, whether oral or written, made in the course of the negotiation by any of the parties, their agents, employees, experts and attorneys are confidential, privileged and inadmissible for any purpose, including impeachment, in arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation. At no time prior to the First Meeting shall either side initiate an arbitration or litigation related to this Agreement except to pursue a provisional remedy that is authorized by law or by JAMS Rules or by agreement of the parties. However, this limitation is inapplicable to a party if the other party refuses to comply with the requirements contained herein. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this paragraph are pending and for 15 calendar days thereafter. The parties will take such action, if any, required to effectuate such tolling. If the matter is not resolved by negotiation pursuant to this paragraph then the matter will proceed to mediation as set forth in the following paragraph.

The Parties agree that any and all disputes, claims or controversies arising out of or relating to this Agreement shall be submitted to JAMS, or its successor, for mediation (if the claims have not been resolved in accordance with the preceding paragraph), and if the matter is not resolved through mediation, then it shall be submitted to JAMS, or its successor, for final and binding arbitration. Either party may commence mediation by providing to JAMS and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties will cooperate with JAMS and with one another in selecting a mediator from the JAMS panel of neutrals and in scheduling the mediation proceedings. The parties agree that they will participate in the mediation in good faith and that they will share equally in its costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may initiate arbitration with respect to the matters submitted to mediation by filing a written demand for arbitration at any time following the initial mediation session or at any time following 45 days from the date of filing the written request for mediation, whichever occurs first (“Earliest Initiation Date”). The mediation may continue after the commencement of arbitration if the parties so desire. At no time prior to the Earliest Initiation Date shall either side initiate an arbitration or litigation related to this Agreement except to pursue a provisional remedy that is authorized by law or by JAMS Rules or by agreement of the parties. However, this limitation is inapplicable to a party if the other party refuses to comply with the requirements contained herein. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled until 15 days after the Earliest Initiation Date. The parties will take such action, if any, required to effectuate such tolling.

The parties shall maintain the confidential nature of the arbitration proceeding and the Award, including the Hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an Award or its enforcement, or unless otherwise required by law or judicial decision.

By initialing below, the Parties confirm they have read and understand this good-faith negotiation, mediation, and arbitration provision, and voluntarily agree to the procedures set forth above, including binding arbitration of all claims other than those relating to Company’s Confidential Information pursuant to the Confidentiality Agreement. In doing so, the parties voluntarily give up important constitutional rights to trial by judge or jury, as well as rights to appeal. Employee has the right to, and has advised Company he will, have an independent lawyer of the Employee’s choice review these arbitration provisions, and this entire agreement, prior to initialing this provision below or signing this Agreement.

(Employee) /s/ Andrew Northwall (Company Representative) /s/ Phillip Juhan

9. OWNERSHIP. Employee’s work product and the results and proceeds of Employee’s services to Company shall be deemed a so-called “work for hire” specially prepared exclusively for Company at Company’s instance and expense. Company shall solely and exclusively own and control in its sole discretion throughout the Universe in perpetuity all rights and title in and to such results and proceeds, now known and hereafter devised, including all right, title and interest of every kind and nature, including the copyright, trademarks and other protectable intellectual property, relating in any way to or otherwise comprising any element of the results and proceeds of Employee’s services in whatever stage of completion.

10. REPRESENTATIONS AND WARRANTIES.

(a) Employee represents and warrants that: (i) he or she is free to enter into this Agreement and does not have any commitments or obligations that might interfere with his or her full compliance with the material terms and conditions of this Agreement; (ii) he or she will not accept any commitment or enter into any agreement that might or will interfere with his or her full compliance with the terms and conditions hereunder; (iii) his or her engagement hereunder does not violate the rights of any third party, and that at no time has Company induced or otherwise encouraged Employee to breach any contractual commitment to any third party; and (iv) any material or intellectual property furnished by Employee to Company hereunder will not violate or infringe upon the rights of any third party.

(b) Company represents and warrants it has the right to enter into this Agreement and will honor its obligations to Employee as specifically outlined herein.

11. REMEDIES.

(a) Employee’s services and the rights herein granted to Company are of a unique character of such value that the loss of these services may not adequately be compensated in damages in an action at law, and a breach by Employee of this Agreement will cause irreparable injury. Company, therefore, shall be entitled to seek equitable and/or injunctive relief by way of temporary restraining order, preliminary or permanent injunction or otherwise to prevent the breach of this Agreement or the Confidentiality Agreement (as defined below) and to secure their enforcement.

(b) The sole right of Employee as to any breach or alleged breach by Company shall be the recovery of monetary damages, and the rights granted to Company by Employee under this Agreement shall not terminate by reason of such breach. Company may choose not to use Employee’s services or the results and proceeds thereof by terminating all of Company’s obligations under this Agreement except for any payments that have accrued or that are otherwise guaranteed hereunder for services rendered, but which have yet been paid.

12. ASSIGNMENT. Company may assign this Agreement and/or its obligations and/or rights under this Agreement in whole or in part, or lend Employee’s services, to any party, and this Agreement may be reassigned by any assignee of such party. This Agreement shall inure not only to Company’s benefit, but also to the benefit of all parties who may hereafter acquire the right from or through Company to use and/or exploit any of the results and proceeds of Employee’s services. The term “Company” as used herein includes such successors and assigns. Employee shall not have the right to assign his obligations under this Agreement, in whole or in part, to any party.

13. CONFIDENTIALITY. Employee acknowledges that Employee has signed that certain Employee Non-Disclosure/Confidentiality Agreement and Assignment of Inventions Agreement dated as of Dec, 17, 2021 (the “Confidentiality Agreement,” a true and correct copy of which is attached hereto as Exhibit “A” and incorporated herein by this reference), and Employee understands and agrees the Confidentiality Agreement shall remain in full force and effect during and after the Term of this Agreement.

14. ENTIRE AGREEMENT/MISCELLANEOUS.

(a) Without limiting the foregoing, any provision of this Agreement that is invalid, illegal, or unenforceable in any jurisdiction, as to that jurisdiction will be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction, or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

(b) Employee shall be added as an additional insured, if applicable, to any so-called Directors and Officers, Errors and Omissions, and General Liability Insurance Policies taken out by Company in connection with its business operations.

(c) Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes or other amounts as may be required to be withheld or deducted pursuant to any applicable law, regulation or contract.

(d) All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general assets of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Employee shall have no right, title or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

(e) This Agreement and the Confidentiality Agreement express the entire understanding of the parties hereto and replace any and all former and contemporaneous agreements, understandings or representations between the Parties. No modification, alteration or amendment of this Agreement will be valid or binding unless in writing and signed by Company and Employee.

(f) Any notice or communication required or permitted under this Agreement will be made in writing and (i) sent by reputable overnight courier, or (ii) mailed by overnight U.S. express mail, return receipt requested. Any notice or communication to Employee will be sent to the address contained in Employee’s personnel file. Any notice or communication to the Company will be sent to the Company’s principal executive offices, to the attention of the Chief Executive Officer of the Company with a copy to Company’s internal legal department. Notwithstanding the foregoing, either party may change the address for notices or communications hereunder by providing written notice to the other in the manner specified in this paragraph.

(g) The waiver by either Party of any right hereunder or of any breach by the other Party will not be deemed a waiver of any other right hereunder or of any other breach by the other Party. No waiver will be deemed to have occurred unless set forth in writing. No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.

(h) All payments that may be made and benefits that may be provided pursuant to this Agreement are intended to qualify for an exclusion from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations or other pronouncements thereunder and, to the extent not excluded, to meet the requirements of Section 409A of the Code. Any payments made under this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treas. Reg. Section 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion. Each payment made under Section 6 shall be treated as a “separate payment”, as defined in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Code Section 409A. For purposes of this Agreement a separation from service or termination of employment means a “Separation from Service” within the meaning of Code Section 409A and the regulations and other published guidance thereunder (including Treasury Regulation §1.409A-1(h)). Further, notwithstanding anything to the contrary, all severance payments payable under the provisions of Section 6 shall be paid to the Employee no later than the last day of the second calendar year following the calendar year in which occurs the date of Employee’s termination of employment. None of the payments under this Agreement are intended to result in the inclusion in Employee’s federal gross income on account of a failure under Section 409A(a)(1) of the Code. The Parties intend to administer and interpret this Agreement to carry out such intentions. However, Company does not represent, warrant or guarantee that any payments that may be made pursuant to this Agreement will not result in inclusion in Employee’s gross income, or any penalty, pursuant to Section 409A(a)(1) of the Code or any similar state statute or regulation. In no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee or any other person on account of non-compliance with Code Section 409A or any similar state statutes. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:

(i) If the Employee is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Employee’s separation from service (the “Separation Date”), and if an exemption from the six (6) month delay requirement of Code Section 409A(a)(2)(B)(i) is not available, then no such payment shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Employee’s death. The amount of any payment that would otherwise be paid to the Employee during this period shall instead be paid to the Employee on the first payroll date following the end of the period. Each payment hereunder is intended to constitute a separate payment from each other payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(ii) Payments with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year.

(i) Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

(j) Each Party recognizes that this is a legally binding contract and Employee acknowledges and agrees that Employee has been advised by the Company to consult, and has in fact been individually represented by and consulted with, legal counsel of Employee’s choice in connection with reviewing and negotiating the terms of this Agreement and the Confidentiality

Agreement and that Employee has read and understands this Agreement and is entering into it freely and voluntarily. Each Party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either Party on the basis of that Party being the drafter of such language.

(k) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I UNDERSTAND I HAVE THE RIGHT TO OBTAIN AN ATTORNEY AT MY EXPENSE TO REVIEW THIS AGREEMENT BEFORE ACCEPTING IT. I WAS NOT COERCED IN ANY MANNER TO SIGN THIS AGREEMENT.

Notwithstanding the first sentence of the second paragraph of this Agreement, the parties agree that it is valid and binding as of the Effective Date.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date of the last signature this instrument.

EMPLOYEE:

/s/ Andrew Northwall		12/17/21
NAME: Andrew Northwall		DATE

TRUMP MEDIA & TECHNOLOGY GROUP CORP.

By:	/s/ Phillip Juhan	5/10/2022
	Phillip Juhan, Authorized Representative	DATE

By:	/s/ Devin Nunes	5/10/2022
	Devin Nunes, Authorized Representative	DATE